Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 28, 2017

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Ladies and Gentlemen:

Westlake Chemical Corporation, a Delaware corporation (the “Company”), has requested that we render the opinions expressed below in connection with the Company’s proposed offering of $500,000,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2047 (the “Notes”) and related subsidiary guarantees (the “Subsidiary Guarantees”) pursuant to the Registration Statement on Form S-3ASR (Registration Statement No. 333-213548), as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”) filed by the Company and the subsidiary guarantors named therein (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) on April 10, 2017 under the Securities Act of 1933, as amended (the “1933 Act”), which relates to the offering and sale of various securities from time to time pursuant to Rule 415 under the 1933 Act.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the charters and bylaws or other organizational documents, as applicable, of each of the Subsidiary Guarantors; (iii) the Indenture dated as of January 1, 2006 among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Base Indenture”) and the form of Eleventh Supplemental Indenture relating to the Notes (the “Supplemental Indenture,” and, together, the “Indenture”); (iv) the prospectus dated April 10, 2017 forming a part of the Registration Statement and the prospectus supplement dated November 13, 2017 that the Company prepared and filed with the Commission on November 14, 2017 pursuant to Rule 424(b)(5) under the 1933 Act (together, the “Prospectus”); (v) the Underwriting Agreement dated November 13, 2017 by and among the Company, the Subsidiary Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC, as representatives of the Underwriters named therein (collectively, the “Underwriters”) relating to the offering and sale of the Notes (the “Underwriting Agreement”); and (vi) the corporate records of the Company and the Subsidiary Guarantors, certificates of public officials and of representatives of the Company and the Subsidiary Guarantors, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and the Subsidiary Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents

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submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was and remains accurate and complete. We have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. We have also assumed the Base Indenture has been duly authorized, executed and delivered by the Trustee and represents a valid and legally binding obligation of the Trustee and the Supplemental Indenture has been or will be duly authorized, executed and delivered by the Trustee and will represent a valid and legally binding obligation of the Trustee. In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.    The Notes, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, by general equitable principles and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by any implied covenants of good faith and fair dealing.

2.    The Subsidiary Guarantees, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, by general equitable principles and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and applicable federal law, in each case as of the date hereof.

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We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Notes. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

TST/TJW/SHJ